Exhibit 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and among CALVERT MEDICAL OFFICE BUILDING LIMITED PARTNERSHIP, a Maryland limited partnership (“Seller”), having an address at 130 Hospital Road, Suite 300, Prince Frederick, Maryland 20678, Attn: Anwar Munshi, M.D. and CHP PARTNERS, LP, a Delaware limited partnership, (“Purchaser”), having an address at 450 S. Orange Avenue, Suite 1200, Orlando, FL 32801, Attn: Tracey Bracco and James Schmid. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

RECITALS

A. Seller is the owner of certain improvements, including a three (3) story medical office building (the “Improvements”) known generally as “MOB I”, and located on certain real property located at 100 Hospital Road, Prince Frederick Maryland (the “Land’).

B. Seller currently leases the Land pursuant to that certain Ground Lease Agreement between Seller, as tenant, and Calvert Memorial Hospital of Calvert County, a Maryland non-stock corporation (the “Hospital”), as landlord, dated June 22, 1989 together with certain easement rights pursuant to that certain Easement Agreement dated January 31, 1990 and recorded in Book 506, Page 880 of the Public Records of Calvert County, Maryland (together, the “Ground Lease”).

C. Seller desires to sell, assign and transfer to Purchaser and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Ground Lease, the Improvements, as well as the other property described in this Contract, all in the manner as more fully set forth herein below.

ARTICLE I

Improvements

Section 1.01. Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) All of Seller’s right, title and interest in and to the Improvements.

(b) Seller’s interest, as tenant, under the Ground Lease.

(c) All of Seller’s interest in all leases entered into by the Seller wherein Seller leased or subleased any portion of the Improvements to any person (collectively, the “Leases”), together with all security deposits, prepaid rents and similar items attributable to periods after Closing, and any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Improvements.

(c) All of Seller’s right, title and interest in all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Improvements and are assignable by Seller, including all roof, HVAC and other warranties issued with respect to the Improvements (all of the foregoing being hereinafter collectively referred to as the “Intangible Improvements”).

(d) All of Seller’s right, title and interest in all equipment, machinery, heating, plumbing, ventilation and air conditioning systems and carpet, tile, floor coverings, security devices, sprinkler systems, tenant lease files, leasing records, built-in audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on and used in connection with the Improvements along with Seller’s interest as lessee in any rented or leased personal property situated on and used in connection with the Improvements, to the extent approved by Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Improvements”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

Section 1.02. Excluded Property. The Property excludes any items or property owned by any tenants of seller as well as any exterior signage.

ARTICLE II

Purchase Price

Section 2.01. Purchase Price. The purchase price (the “Purchase Price”) is, subject to adjustment as set forth in Section 2.02, SEVEN MILLION THREE HUNDRED FOURTEEN THOUSAND SEVEN HUNDRED FIFTY AND NO/100 DOLLARS ($7,314,750.00). The Purchase Price will be paid by Purchaser to Seller at the Closing in immediately available wire transfer funds.

Section 2.02 Adjustment of Purchase Price. The Purchase Price shall be adjusted as set forth in Section 7.02.

Section 2.03. Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of THIRTY-FOUR THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($34,750.00) as the initial earnest money hereunder (the “Initial Deposit”), with First American Title Insurance Company NCS Orlando, having an address at 420 South Orange Avenue, Suite 250, Orlando, Florida 32801, Attn: Keren Marti (the “Title Company”). Provided Purchaser has not terminated this Contract prior to the expiration of the Review Period then, within two (2) business days after the expiration of the Review Period, Purchaser will deposit the additional amount of THIRTY-FOUR THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($34,750.00) as additional earnest money hereunder (the “Second Deposit”), with the Title Company. As used herein, the term “Earnest Money Deposit” means the Initial Deposit and the Second Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, under Purchaser’s tax identification number, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company. In addition to the Earnest Money Deposit, Purchaser has, concurrently with its execution hereof, delivered to Seller a check in the amount of FIFTY AND NO/100 DOLLARS ($50.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser agree has been bargained for as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract and is non-refundable in all events.

ARTICLE III

Review Items

Section 3.01. Survey. Seller shall, within three (3) business days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent surveys of the Improvements, in Seller’s possession, if any. Purchaser shall have the right to obtain new or recertified surveys of the Improvements (the “Surveys”) prepared by a surveyor licensed in the State in which the Improvements are located.

Section 3.02. Title Review Items. Purchaser shall have the right to order an ALTA form commitment for leasehold title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Leasehold Interests, the Sublease Interests and the Improvements.

Section 3.03. Other Review Items. Seller shall, within three (3) business days following the Effective Date, deliver to Purchaser, to the extent in Seller’s possession, copies of the Leases. To the extent not previously delivered, Seller shall, within three (3) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession. Delivery may be accomplished by physical delivery or electronic delivery. Except as may otherwise be expressly stated elsewhere in this Contract, Purchaser shall rely upon all such materials at its own risk and the same shall not be deemed to constitute a representation or warranty made by Seller.

Section 3.04. Inspection. Purchaser and Holloday Properties, as Purchaser’s agent (“Manager”), has the right, at all reasonable times (after giving two (2) business days’ notice to Seller and Monty Suder at the address set forth in Article XI below), unless a shorter period would be more practical), to conduct on-site inspections of the Improvements and physical inspections and tests of the Improvements during the Review Period, including, without limitation, the right to enter and inspect all portions of the Improvements (subject to the rights of tenants in possession), to interview tenants (subject to their consent, which Seller shall use commercially reasonable efforts to obtain, if requested) and to inspect all of Seller’s books and records relating to the Improvements; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or Seller’s operations or cause any damage to the Improvements. Seller hereby direct the manager of the Improvements, so long as the manager does not incur any expense, to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and tenant interviews. Purchaser shall, at its expense, repair any damage to the Improvements caused by Purchaser’s inspection or testing thereof, and shall defend, indemnify and hold harmless Seller and its directors, officers, employees, agents and contractors (the “Seller’s Indemnified Parties”) from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) resulting from any damage to the Improvements or any personal property or personal injury or death to the extent attributable to any acts performed in exercising Purchaser’s rights under this Article III. In addition, in the event that Closing does not occur for any reason other than Seller’s default, Purchaser shall promptly return to Seller all items physically delivered by Seller to Purchaser in connection with Purchaser’s review or inspection of the Improvements and, in addition, Purchaser shall deliver to Seller, at no cost to Seller, copies of any title reports or commitments, surveys, and any third party environmental or other reports obtained by Purchaser with respect to the Improvements. Seller shall rely upon all such materials at their own risk and the same shall not be deemed to constitute a representation or warranty made by Purchaser. Purchaser’s obligations under this Section 3.04 shall survive any termination of this Contract and Purchaser’s obligation to defend, indemnify and hold harmless the Seller’s Indemnified Parties shall also survive Closing under this Contract.

ARTICLE IV

Review Period

Section 4.01. Review Period. Purchaser has from the Effective Date until 5:00 p.m. Maryland time, on the forty-fifth (45th) day following the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate. Not less than five (5) days prior to expiration of the Review Period, Purchaser shall provide written notice of any objections it has to matters discovered during the Review Period and Seller shall have a period of five (5) days to respond in writing to such objections and either (a) agree to cure the same, in which case the cure of the same shall become a condition precedent to Purchaser’s obligation to close hereunder, or (b) refuse to cure. If Seller fail to respond within such five (5) day period, Seller shall be deemed to have refused to cure any and all of such objections. If Seller refuse (or are deemed to have refused) to cure any of Purchaser’s objections, Purchaser shall have the right (as its only remedy) to either (i) deliver to Seller a Termination Notice (as hereafter defined) on or before the end of the Review Period, or (ii) proceed to closing and all such uncured objections shall constitute Permitted Exceptions or otherwise be deemed waived.

Section 4.02. Termination Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Improvements, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser so desires to terminate this Contract, it must do so by written notice delivered to Seller (the “Termination Notice”) unconditionally terminating this Contract which written notice must be delivered to Seller on or before the end of the Review Period. In the event that Purchaser timely delivers the Termination Notice, the Title Company shall return the Earnest Money Deposit to Purchaser in which case the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination. If Purchaser fails to deliver the Termination Notice prior to expiration of the Review Period, Purchaser shall have waived its right to terminate this Contract pursuant to the provisions of this Section 4.02.

Section 4.03. Seller’s Obligation to Remove Liens. Seller must remove at or prior to the Closing any mortgages, deeds of trust, judgment liens, mechanics and materialmens’ liens and any similar liens (excluding, for example, municipal liens for improvements that are payable in annual installments) against the Seller’s interest in the Improvements or the Ground Lease.

Section 4.04. Environmental Audit. Subject to the provisions of Section 3.04 above, Purchaser has the right, at Purchaser’s cost, to have Phase I and Phase II environmental studies performed of (i) the Improvements, (ii) the land that is subject to the Existing Ground Lease, to the extent Seller has the right to do so. If the Ground Lease does not give Seller the right to undertake such studies, Seller will request permission of the Hospital to allow such studies.

Section 4.05. Service Contracts. Seller agree that all service and maintenance contracts relating to the Improvements to which Seller is a party (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause or without any termination fee, on thirty (30) or less days’ notice. The Service Contracts exclude management and leasing commission agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date. Purchaser has no obligation to assume any Service Contract required to be terminated by Seller.

ARTICLE V

Good and Marketable Title

Section 5.01. Conveyance. At the Closing, Seller will convey good and marketable title to the Improvements to Purchaser, free and clear of those matters described in Section 4.03 above; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes and other public assessments for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Leasehold Interests, the Sublease Interests or the Improvements to the extent (i) reflected on Schedule B to the Title Commitment; (ii) reflected on the Surveys or which would be shown on an accurate survey of the Improvements on the Effective Date; (iii) they are of record in the Land Records of Calvert County, Maryland or the Circuit Court for Calvert County, Maryland, as of the Effective date; and/or (iv) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants under the Leases.

Section 5.02. Owner Policy. At the Closing, Purchaser must be able to obtain an extended coverage ALTA form Owner Policy of leasehold Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s leasehold title to the leasehold Interests under the Ground Lease or an amended and restated ground lease with the Hospital (the “Ground Lease Interests”) and the Improvements, subject only to the Permitted Exceptions. Seller shall not be required to incur any expense or liability in connection with the Owner Policy, provided, however, Seller shall execute and deliver to Title Company at Closing the Owner Affidavit and Gap Indemnity attached hereto as Exhibit F with respect to the Improvements. Seller shall also provide the Title Company with evidence of authority, good standing and other reasonable documentation regarding Seller’s organizational status, capacity and authority requested in connection with issuance of the Owner’s Policy. Additionally, and notwithstanding anything to the contrary contained elsewhere in this Contract, if Purchaser cannot obtain the Owner Policy in the form and with the endorsements requested by Purchaser, or if title to the Ground Lease Interests or the Improvements otherwise fails to comply with the terms of this Contract, then, unless the reason Purchaser cannot obtain such Owner Policy is because Seller has failed to comply with the provisions of Section 4.03 or some other specifically expressed obligation of Seller set forth elsewhere in this Contract, Seller shall not be deemed to be in default and Purchaser’s sole remedy shall be to terminate this Contract and receive the prompt return of the Earnest Money Deposit and neither party shall have any liability to the other hereunder, except with respect to those matters that expressly survive termination of this Contract.

ARTICLE VI

Closing

Section 6.01. Closing. The purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Maryland time on the fifteenth (15th) day following the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date by up to two (2) additional fifteen (15) days periods upon placement by Purchaser of an additional $10,000 Earnest Money Deposit with Title Company not less than five (5) days prior to the then-current Closing Date. Although held with the Earnest Money Deposit, each such additional $10,000 deposit shall be non-refundable to Purchaser, except upon the failure of any Purchaser’s closing condition or in the event of a Seller’s default hereunder.

Section 6.02. Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following:

(a) The Articles of Sale and Transfer and Certificate of Conveyance (the “Articles of Transfer”) in the form attached hereto as Exhibit A and made a part hereof for all purposes.

(b) That certain Confirmatory Deed of Assignment and Assumption of Ground Lease and that certain Deed of Assignment and Assumption of Ground Lease (collectively, the “Deeds”) in the forms attached hereto as Exhibit B and made a part hereof for all purposes.

(c) A Blanket Conveyance, Bill of Sale and Assignment (the “Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(d) One of more of that certain Assignment of Leases (the “Lease Assignment”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(e) An affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E and made a part hereof for all purposes, as well as one or more forms certifying that Seller are “residents” of Maryland so as to be exempt from Maryland State real property withholding taxes, if required by Title Company.

(f) Originals or copies of all Leases, lease files (including all correspondence, applications and credit reports), currently effective letters of intent with prospective tenants, options, warranties, guarantees, permits and other agreements related to the Improvements, including all modifications, supplements or amendments to each of the foregoing, all to the extent in Seller’s possession.

(g) All landlord keys to the Improvements.

(h) An Owner Affidavit and a Gap Indemnity in the form attached hereto as Exhibit F and made a part hereof for all purposes.

(i) One or more of that certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(j) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be reasonably required by Purchaser or the Title Company.

(k) A mutually agreed upon settlement statement (the “Settlement Statement”).

(l) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy), together with updated rent rolls certified by Seller to be true, complete and correct in all material respects to the best of Seller’s knowledge.

Section 6.03. Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller by wire transfer of immediately available funds, and shall execute and deliver to Seller the following:

(a) The Articles of Transfer.

(b) The Deeds.

(c) The Tenant Letters.

(d) The Lease Assignments.

(e) The Settlement Statement.

(f) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be reasonably required by Seller or the Title Company.

(g) Purchaser’s certification that all representations and warranties made by Purchaser under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

Section 6.04. Management Transition/Warranties. From and after the date hereof, Seller will provide Purchaser with copies of all current income and expense reports concerning the Improvements as and when received by Seller. Seller agree that Purchaser may contact Seller and their managing agent to obtain copies of and to discuss any income and expense reports prepared for the Improvements and to discuss the operation of the Improvements. Seller, provided they do not incur any cost or expense, shall use its commercially reasonable efforts to obtain at Closing the consents of the issuers of any warranties (including, but not limited to, any roof warranties) in Seller’s possession affecting the Improvements to the assignment of such warranties at Closing from Seller to Purchaser. If applicable, Seller will comply with the notice requirements under the WARN Act, the COBRA or any similar federal, state or local legislation with respect to any Employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Seller attributable to any time period up to, upon and after Closing.

Section 6.05. Possession. Possession of the Improvements must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06. Settlement by Over Night Delivery. Neither party shall be required to attend Closing. Purchaser shall cause the Title Company to deliver to Seller not less than four (4) business days prior to Closing, execution copies of all documents which Seller are required to execute and deliver at Closing, so that Seller may execute such documents and have them delivered to Closing by Federal Express or other commercial delivery carrier.

ARTICLE VII

Closing Adjustments

Section 7.01. General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Improvements, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date. Any rents collected after Closing shall be prorated and distributed in accordance with Section 7.02(c).

(b) Taxes and other assessments (including personal property taxes on the Personal Improvements) applicable to the Improvements whether payable during or otherwise accrued with respect to, the year of Closing. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date, payable in installments, shall be adjusted for the year in which Closing occurs and thereafter paid by Purchaser. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive Closing.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.05 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

(e) Rents and any other amounts due under the Ground Lease.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustment (i.e., regardless of whether all relevant information has been received or any errors have been made) one (1) year following the Closing Date.

Section 7.02. Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) At the Closing, all discounts for the prepayment of any taxes paid at the Closing shall be prorated. Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deeds; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Improvements.

(c) Seller and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. Seller may not initiate (nor demand that Purchaser initiate) legal proceedings for collection of delinquent rentals against any tenants in occupancy at the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing.

(d) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Improvements or otherwise actually collected by Seller, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Improvements and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. Any security deposits not in the form of cash (e.g., letters of credit) must be transferred and reissued in Purchaser’s name and delivered to Purchaser at the Closing, at Seller’s sole cost and, if not so reissued, Purchaser will receive a credit equal to the face amount thereof.

(e) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Improvements shall be apportioned between the parties as follows:

(i) All such expenses relating to Leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser (or are otherwise disclosed to Purchaser in writing) during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses if and when incurred.

(iii) Any such expenses relating to Leases executed between the Effective Date and the last day of the Review Period shall be prorated between Seller and Purchaser based upon the respective base rent to be received by each with respect thereto, provided Purchaser has been notified in writing by Seller at least five (5) business days prior to the end of the Review Period of the existence and amount of such expense obligation. Any notice by Seller must specify the amount of such expenses in summary form and be accompanied by a copy of the relevant Lease. Otherwise, such expenses shall be borne by Seller.

(iv) Any such expense relating to Leases executed between the last day of the Review Period and the Closing Date shall be the sole obligation of Purchaser to the extent approved by Purchaser under the provisions of paragraph 9.04(b) hereof. Otherwise, such expenses shall be borne by Seller.

Section 7.03. Transaction Costs. Seller shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Seller; and (b) payment of the Broker (as hereafter defined) as provided in Section 7.04 below. Purchaser shall be responsible for (i) the cost of the Owner Policy and any endorsements thereto requested by Purchaser; (ii) the cost of the Survey and any changes requested by Purchaser to the Survey; (iii) all recordation and transfer taxes payable upon the recordation of the Articles of Transfer and the Deeds and/or the transfer of the Leasehold Interest and the Improvements, generally; and (iv) all attorneys’ fees and expenses, if any, of counsel to Purchaser. To the extent there are any sales taxes due and owing, with respect to the sale of any Personal Improvements all such sales taxes shall be paid by Purchaser and remitted by Seller to the appropriate taxing authorities. All other transaction costs actually incurred, including, without limitation, any escrow and other charges of the Title Company not to exceed TWO THOUSAND AND NO/100 DOLLARS ($2,000.00) in the aggregate, and recording fees shall be apportioned in accordance with local custom for commercial sales in the locality in which the Improvements are located and in the absence of any such custom, must be paid one-half by Seller and one-half by Purchaser.

Section 7.04. Commissions. Seller will be responsible to pay a commission to Cain Brothers RE LLC (“Broker”) pursuant to the terms of a separate agreement between Seller and Broker. The commissions due Broker shall only be owed if, as and when Closing actually occurs and not otherwise. Except for Broker, Seller and Purchaser acknowledge and agree that neither has dealt with any other real estate broker, agent or salesman, and any other fees or real estate commissions occasioned by the execution and/or consummation of this Contract shall be the sole responsibility of the party contracting therefore, and such party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such other fees or real estate commissions. By its signature hereto, Broker represents to Seller and Purchaser that (i) Broker will look solely to Seller for payment of Broker’s commission; and (ii) Broker has not entered into any arrangement with any other party whereby such other party is entitled to any commission or finder’s fee in connection with this transaction, and Broker agrees that should any claim be made for brokerage commissions or finder’s fees by any other party by, through or on account of any acts of Broker or its representatives, Broker shall hold Purchaser and Seller free and harmless from and against any and all loss, cost, damage and expense in connection therewith. If the transaction envisioned hereby fails to close and fund for any or no reason, including without limitation either parties’ default, neither party shall have any obligation for the payment to Broker or any other person of any commission or similar type fee hereunder, or otherwise.

Section 7.05. Survival. The terms of this Article shall survive the termination of this Contract and the Closing.

ARTICLE VIII

Termination and Remedies

Section 8.01. Purchaser’s Default. If Purchaser fails to close for any reason, except Seller’s default or the permitted termination of this Contract by Purchaser or Seller as herein expressly provided, or if Purchaser breaches a representation or warranty made in this Contract, or otherwise defaults under any of its obligations under this Contract Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and to request the Title Company to deliver the Earnest Money Deposit, together with all accrued and unpaid interest thereon, to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing. Purchaser’s indemnity obligation under Section 3.04 and Section 7.04 will not be subject to this Section 8.01 (except the previous sentence hereof).

Section 8.02. Seller’s Default. If any of Seller’s warranties or representations were materially false, misleading or inaccurate in any material respect on the date of this Contract, or if Seller breaches any of its covenants hereunder, or if Seller fails to close for any reason, except Purchaser’s default or the permitted termination of this Contract by either Seller or Purchaser (other than under this Section 8.02) as herein expressly provided, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedy, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser, in which case, except as set forth below in this paragraph, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination, or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller. If Seller’s default is willful, Purchaser may, in lieu of specific performance (but in addition to and not in lieu of the return of the Earnest Money

Deposit), collect its actual out-of-pocket damages from Seller, not to exceed One Hundred Thousand Dollars ($100,000.00). In no event shall any officer, director, agent or employee of Seller be personally liable for any of Seller’s obligations under this Contract or the documents to be delivered at the Closing. Purchaser must elect, in a writing delivered to Seller and Title Company, between options (a) and (b) within thirty (30) days after Seller’s alleged default and if Purchaser fails to make such timely election, then Purchaser shall conclusively be deemed to have elected option (a).

Section 8.03. Cure Period. Notwithstanding the provisions of Section 8.01 and Section 8.02, no party to this Contract shall be deemed to be in default under or in connection with this Contract unless the party alleging the default shall have given written notice to the defaulting party, specifying in reasonable detail the nature of the default, and the defaulting party shall have failed to cure the default within thirty (30) days of such notice, except in the case of due diligence deliveries in which case the cure must be within five (5) days of such notice; provided, however, that the forgoing shall not apply to defaults caused by the failure of either party to execute and deliver their respective documents under Sections 6.02 and Section 6.03 above or Seller’s obligation to deliver possession pursuant to Section 6.05 above. The provisions of this Article IX relate to breaches discovered prior to Closing.

ARTICLE IX

Representations, Warranties and Covenants

Section 9.01. Seller’s Representations. Seller hereby represent and warrant to Purchaser, subject to the “AS-IS” disclaimer set forth below and except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited partnership in good standing under the laws of the State of Maryland and is authorized to conduct business in the State in which the Improvements are located. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Seller has received no written notice, within the past two (2) years, of any current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Improvements in any material way.

(c) Seller has not received any written notice, within the past two (2) years, of a claim that the Improvements does not comply in any material way with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Improvements (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice, within the past two (2) years, of any pending or threatened litigation which does or reasonably could affect the Improvements or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, Seller has made no outstanding claims on Seller’s insurance policies which claims relate to the Improvements.

(e) To Seller’s knowledge, Schedule 9.01(e) sets forth a true, correct and complete list and rent roll with respect to the Leases and Seller has or will make available to Purchaser for review a copy of each of the Leases to the extent copies of the Leases are in Seller’s possession. To Seller’s knowledge, except as disclosed on Schedule 9.01(e) no material default or breach exists on the part of any tenant under the Leases. Except as disclosed on Schedule 9.01(e), Seller, as landlord under the Leases, has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder and have paid all tenant improvement costs and allowances applicable thereto that are currently due. Except as set forth on Schedule 9.01(e), or as disclosed in the applicable Lease, no tenants are entitled to any rebates, rent concessions or free rent. Seller has not received, within the past two (2) years, any written notice of any default or breach on the part of the landlord under any of the Leases. Seller is not party to any pending contracts for the sale of all or any portion of the Improvements.

(f) To Seller’s actual knowledge, no default or breach exists on the part of any of Seller under the Ground Lease.

(g) Except as set forth on Schedule 9.01(g), to Seller’s knowledge, there are no Service Contracts entered into by Seller. Seller has or will make available to Purchaser for review a copy of each of the Service Contracts to the extent copies of the Service Contracts are in Seller’s possession. To Seller’s knowledge, no party to the Service Contracts is in breach or default under any obligation thereunder or any provisions thereof. Provided Seller do not incur any expense, Seller will use commercially reasonable efforts to assist Purchaser in obtaining any required consents to the assignment of any Service Contracts that Purchaser desires to assume, pursuant to Section 4.05 above, but no such assignment will take place until Closing.

(h) Seller has not received any written notice, within the past two (2) years, concerning any alleged violation of any applicable environmental law, rule or regulation at or in the Improvements which remains uncured.

(i) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Improvements.

(j) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and Seller is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(k) To Seller’s knowledge, all licenses and permits in Seller’s possession that relate to the ownership and operation of the Improvements (the “Licenses and Permits”) are set forth in Schedule 9.01(k). Seller has not, within the past two (2) years, received any written notice from any government or any agency, body or subdivision thereof of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (ii) any failure by any Seller to obtain any Licenses and Permits that are necessary for the ownership and/or operation of the Improvements that has not been cured or dismissed.

(l) Seller is solvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and is able to repay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and no Seller has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Seller has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

(m) Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Contract, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller are not executing this Contract and will not be performing their obligations or exercising their rights or remedies under the Contract on behalf of or for the benefit of any Plan. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

(n) Seller and its partners, and their respective principals, shall not transfer the proceeds obtained as a result of this Contract to any person listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

WHENEVER REFERENCE IS MADE IN THIS CONTRACT TO SELLER’S KNOWLEDGE OR SIMILAR LANGUAGE SUCH REFERENCE SHALL BE DEEMED LIMITED TO THE ACTUAL KNOWLEDGE OF SELLER AFTER DUE INQUIRY OF ALL APPROPRIATE PARTIES (THE “KNOWLEDGE PARTY”). REFERENCES MADE IN THIS CONTRACT TO SELLER’S KNOWLEDGE SHALL ALSO EXCLUDE ANY AND ALL CONSTRUCTIVE AND IMPUTED KNOWLEDGE. PURCHASER AGREES THAT IT HAS INSPECTED AND WILL CONTINUE TO INSPECT AND ASSESS THE PROPERTY DURING THE REVIEW PERIOD AND THAT PURCHASER WILL RELY SOLELY UPON SUCH INSPECTION AND ASSESSMENT IN ELECTING WHETHER OR NOT TO PURCHASE THE PROPERTY. IT IS UNDERSTOOD AND AGREED BY SELLER AND PURCHASER THAT PURCHASER IS PURCHASING THE PROPERTY “AS IS” AND “WHERE IS”, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT AND THE CLOSING DOCUMENTS, SELLER ARE MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OF OTHERWISE, WITH RESPECT TO THE QUALITY, PHYSICAL CONDITION, COMPLIANCE WITH LAWS, TITLE, ENVIRONMENTAL CONDITION OR ANY OTHER ASPECT OF OR VALUE OF THE PROPERTY. IN ADDITION TO AND NOT IN LIMITATION OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED BY SELLER AND PURCHASER THAT SELLER MAKE NO WARRANTY OF HABITABILITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE WITH REGARD TO THE IMPROVEMENTS. NOTWITHSTANDING ANYTHING IN THIS PARAGRAPH TO THE CONTRARY, PURCHASER HAS NOT RELEASED SELLER FROM AND SELLER SHALL REMAIN LIABLE FOR, ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY EXPRESSLY SET FORTH IN THIS CONTRACT OR IN ANY CLOSING DOCUMENT WHICH SURVIVES THE CLOSING, ALL STRICTLY IN ACCORDANCE WITH AND SUBJECT TO THE LIMITATIONS CONTAINED IN THIS CONTRACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ELSEWHERE IN THIS CONTRACT, PURCHASER, BY ITS SIGNATURE BELOW, UNCONDITIONALLY AGREES THAT IT SHALL NOT BRING ANY CLAIM, ACTION, SUIT OR PROCEEDING AGAINST THE KNOWLEDGE PARTY ON ACCOUNT OF ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE IN THIS CONTRACT OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS CONTRACT, THE PURCHASER HEREBY AGREEING THAT ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT SOLELY AGAINST SELLER AND THEN STRICTLY IN ACCORDANCE WITH AND SUBJECT TO THE LIMITATIONS CONTAINED IN THIS CONTRACT. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING AND ANY TERMINATION OF THIS CONTRACT.

Section 9.02. Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity not heretofore obtained is needed to authorize Purchaser’s execution and performance of this Contract; provided that Purchaser does require consent to close the acquisition as set forth in the following sentence. Notwithstanding the foregoing, Seller acknowledge that Purchaser intends to issue the Termination Notice prior to the expiration of the Review Period unless Purchaser has obtained approval from its Board of Directors to consummate Closing and acquire the Property, which approval Purchaser has not yet obtained.

(c) The sources of funds for payment by Purchaser of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order November 13224 on Terrorism Financing, effective September 24, 2001 (“Executive Order 13224”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).

(d) Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including Executive Order 13224), the USA Patriot Act, or any other governmental action.

(e) Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Section 9.03. Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder, except those that expressly survive termination and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and, if such representation or warranty was false, misleading or inaccurate in any material respect on the Effective Date, to pursue its remedies under Section 8.02 of this Contract; and (b) if Seller are the discovering party, and if such representation or warranty was false, misleading or inaccurate in any material respect on the Effective Date, Seller shall be entitled to pursue their remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deeds for a period through nine (9) months from the date of Closing and no longer and if the non-breaching party has not filed an action at law or in equity to address such false representation or warranty on or before nine (9) months from the date of Closing, such non-breaching party shall thereafter be barred from bringing any action on account thereof. The provisions of this Section 9.03 shall survive any termination of this Contract and shall also survive Closing.

Section 9.04. Covenants.

(a) Operating Covenants. Seller agrees to operate and maintain the Improvements prior to the Closing in a manner consistent with their current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(1) Without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(2) Without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, enter into any new lease or amend, modify, supplement or terminate any existing lease. Seller agree that, after the Review Period, Purchaser shall have the right, without Seller’s consent, to enter into new leases affecting all or any portion of the Improvements, as long as any such lease will only take effect if Closing occurs. Seller agrees to reasonably cooperate with Purchaser’s leasing efforts.

(3) Fail to maintain its current insurance covering Seller’s interest in the Improvements or to advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Improvements.

(4) Sell, assign or create any right, title or interest whatsoever in or to the Improvements (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.03.

(5) Intentionally take any action which Seller knows would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

(b) Post-Closing Audit. Seller acknowledges and agrees to assist the Purchaser in conducting, no later than seventy-four (74) days following a Closing Date, an audit of property-level financials for the Property for 2012 as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser (specifically including the actual and reasonable costs and expenses generated by Rymer and Associates and any CPA or clerical staff hired by Seller to assist with the foregoing; provided such costs shall be approved in advance by Purchaser). In connection therewith, Seller agrees to obtain and provide to the auditors (PwC, unless Seller, at their election, prefer to use another firm with history on the Property) reviewing lease agreements, testing cash disbursements and expense coding, various analytical procedures over the P&L and review of any other significant contracts (i.e., long-term maintenance agreements, property or asset management agreements, etc.) The rights and obligations of Purchaser and Seller under this Section 9.04(c) shall survive Closing.

Section 9.05. Conditions Precedent.

Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) Purchaser shall have, simultaneously with the Closing, closed on the transactions more fully described in that certain Purchase Agreement of even date herewith by and among Purchaser, CHM Holding Co., CHM II Holding Co., Calvert Medical Arts Center, LLC and Hospital.

(b) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the rent roll, the operating statements or the other material items delivered to, or reviewed by, Purchaser hereunder since the expiration of the Review Period, except to reflect those items approved or otherwise created in writing by Purchaser.

(c) All of Seller’s representations and warranties are true and correct in all material respects.

(d) Seller has performed all of their covenants, agreements, and obligations under this Contract in all material respects and are otherwise not in default.

(e) Purchaser shall have obtained from tenant’s leasing not less than ninety percent (90%) of the rentable area in the Improvements, Tenant Estoppel Certificates (the “Tenant Estoppel Certificates”) in substantially the form attached hereto as Exhibit I and made a part hereof for all purposes.

If all of the foregoing conditions precedent are not satisfied as of Closing, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional ten (10) days or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, Purchaser shall be entitled to the return of the Earnest Money Deposit and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except for those that expressly survive termination. If Purchaser elects to extend the Closing Date for an additional ten (10) days and any such condition precedent remain unsatisfied after such ten (10) day period, then Purchaser may terminate the Contract or elect to close, as described above.

Seller shall not be obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Seller) and are otherwise true and correct as of the Closing Date:

(a) All of Purchaser’s representations and warranties are true and correct in all material respects.

(b) Purchaser has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) Purchaser shall have, simultaneously with the Closing, closed on the transactions more fully described in that certain Purchase Agreement of even date herewith by and among Purchaser, CHM Holding Co., CHM II Holding Co., Calvert Medical Arts Center, LLC and Hospital.

If all of the foregoing conditions precedent are not satisfied as of Closing, Seller may waive one or more conditions precedent, extend the Closing Date for up to an additional ten (10) days or terminate this Contract, in any such event by written notice to Purchaser. If Seller elects to close, Seller will be deemed to have waived any conditions actually known by Seller to be unsatisfied at the Closing. If Seller elects to terminate, Purchaser shall be entitled to the return of the Earnest Money Deposit and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination. If Seller elects to extend the Closing Date for an additional ten (10) days and any such condition precedent remain unsatisfied after such ten (10) day period, then Seller may terminate the Contract or elect to close, as described above.

9.06. Indemnity. The provisions of this Section 9.06 shall apply only if Closing occurs.

(a) In General. The following provisions of this Section 9.06 shall apply with respect to an actionable breach of any representation or warranty set forth in either Section 9.01 or Section 9.02, or a default under a covenant or agreement first discovered after Closing, and then if and only if an action at law or in equity is filed to address such breach on or before the time set forth in Section 9.03. The following provisions of this Section 9.06 shall have no application to any claim which is barred pursuant to the provisions of Section 9.03.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller and their respective members, officers, directors, employees, affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any loss, cost, damage, claim, liability or expense (including reasonable attorneys’ fees) (collectively, “Loss”) relating to, arising out of or resulting from any material breach by Purchaser of any of its express representations, warranties covenants or agreements made in this Contract or in any other document delivered at Closing.

(c) Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Purchaser and its members, officers, directors, employees, affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any material breach by any Seller of any of its express representations, warranties, covenants or agreements made in this Contract or in any other document delivered at Closing, subject to the limitations on remedies set forth in Section 9.06(f) below.

(d) Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 9.06(b) and 9.06(c), the following procedure shall apply:

(i) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its election and at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that in so electing to assume the entire defense, the Indemnifying Party shall be deemed to have accepted responsibility for indemnifying the Indemnified Party with respect to such claim and proceeding (unless during the course of such defense the Indemnifying Party learns of evidence that it reasonably determines may absolve it of its indemnification obligation) and no settlement shall be made nor any judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party, acting reasonably, may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim (if given prior to expiration of any applicable survival period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

(e) Exclusivity. The rights and remedies set forth in this Section 9.06 shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Contract or any other document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

(f) Limitation on Remedy. No claim for a breach of any representation, warranty, covenant or agreement of either party under this Contract or any other instrument recorded and delivered under or pursuant to this Contract shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known prior to Closing to the party alleged to be damaged. Neither party shall have any liability to the other for a breach of any representation, warranty, covenant or agreement under this Contract or any other instrument recorded and delivered under or pursuant to this Contract (a) unless the valid claims for all such breach is collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, Two Hundred Ten Thousand Dollars ($210,000.00) (the “Cap”). In no event shall either party be liable to the other for damages in excess of the Cap or for any punitive or speculative damages.

(g) Seller has agreed to escrow with the Title Company a portion of its proceeds from the Purchase Price equal to the amount of the Cap for a period of nine (9) months following

Closing to the payment of any Loss claim that could arise from a Purchaser Indemnified Party under this Section 9.06. Prior to the expiration of the Due Diligence Period, Seller, Purchaser and Title Company shall agree upon a form of escrow agreement for the foregoing.

The terms and provisions of this Section 9.06 shall survive the termination of this Contract and Closing.

ARTICLE X

Notices

Section 10.01. Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; or (c) transmitted by reputable overnight courier service, such as Federal Express. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, or (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	CHP Partners, LP
CNL Center at City Commons
450 South Orange Ave. Orlando, Florida 32801
	Attn.:	Joseph T. Johnson, SVP and CFO and
Holly J. Greer, SVP and General Counsel

Telephone No.:	407-540-7618 (Johnson)
407-540-7546 (Greer)

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 N. Eola Drive
Orlando, Florida 32801
Attention: John D. Ruffier, Esquire
Telephone: (407) 418-6414
Email: john.ruffier@lowndes-law.com

If to Seller or Hospital:	Calvert Medical Office Building Limited Partnership
130 Hospital Road, Suite 300
Prince Frederick, Maryland 20678
Attention: Anwar Munshi, MD
Telephone: (410) 535-2777
Email: anwar_munshi@comcast.net

With a copy to:	Michael K. Manning, P.C.
165 Main Street
PO Box 2809
Prince Frederick, Maryland 20678
Attn: Michael K. Manning, Esq.
Telephone: (410) 535-9220
Email: smdlawyer@comcast.net

With a copy to:	Rymer & Associates
30 Industry Lane
Prince Frederick, Maryland 20678
Attn: Martha Rymer, CPA
Telephone: (410) 535-1330
Email: Martha@rymerassociates.com

With a copy to:	Monty Suder
100 Hospital Road
Prince Frederick, Maryland 20678
Telephone: (410) 414-4537
msuder@cmhlink.org

Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser. Seller’s counsel may deliver any notice required or otherwise permitted to be given by Seller hereunder with the same effect as if given directly by Seller.

ARTICLE XI

Risk of Loss

Section 11.01. Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Improvements such that the Improvements could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially similar to that of the Improvements immediately prior to the event of damage at a cost equal to or less than Five Hundred Thousand Dollars ($500,000)], neither Seller nor Purchaser shall have the right to terminate this Contract due to such minor loss or damage but Seller shall, at Seller’s option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Improvements to a condition substantially similar to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Improvements. If Seller elects to repair and restore the damaged portion of the Improvements, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the date set for Closing if reasonably possible. If it is not reasonably possible to complete such repairs prior to the date set for Closing, the parties will nonetheless proceed to the Closing, but Seller must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02. Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller, in which event Purchaser shall be entitled to the return of the Earnest Money Deposit and Seller and Purchaser shall thereupon be released from any and all liability hereunder except for those liabilities which expressly survive termination. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Improvements, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage.

Section 11.03. Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Improvements and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Improvements, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall be entitled to the return of the Earnest Money Deposit and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Improvements, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

Miscellaneous

Section 12.01. Entire Agreement; Confidentiality. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property. The terms, covenants and conditions of this Contract shall be kept confidential and no press release or other publicity regarding the terms of this Contract or Purchaser’s acquisition of the Property shall be authorized by either party without the other party’s prior written consent, provided that the foregoing shall not prohibit (a) Purchaser from disclosing the terms hereof to potential investors, shareholders, members, creditors, regulatory authorities (including the Securities and Exchange Commission), rating agencies, advisors, consultants, employees, representatives, tenants or landlords; (b) Seller from disclosing the terms hereof to its affiliates and their respective shareholders, members, creditors, regulatory authorities, rating agencies, advisors, consultants, employees, representatives, tenants or landlords; (c) any disclosures by either party required in connection with any proposed financing of the Purchase Price or any portion thereof, or any activities intended to promote Closing or satisfy conditions precedent to Closing or otherwise required by applicable law; or (d) any disclosures required for Purchaser to comply with applicable law including, but not limited to, regulatory filings.

Section 12.02. No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03. Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Improvements are located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Improvements are located.

Section 12.04. Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit. The provisions of this Section 12.04 shall survive Closing and any termination of this Contract.

Section 12.05. Assignment. This Contract may be assigned by Purchaser to its affiliates and/or subsidiaries, in whole or in part, without Seller’s prior written consent, provided that Purchaser delivers an assignment agreement reasonably satisfactory to Seller. This Contract may not be assigned by Purchaser to unrelated parties, in whole or in part, without Seller’s prior written consent. This Contract and all rights hereunder shall inure to and be binding upon the respective heirs, personal representatives, successors and permitted assigns of Seller and Purchaser.

Section 12.06. Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Improvements, Intangible Improvements and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract; and (l) the word “person” shall mean and include an individual, a corporation, a limited liability company, a partnership, a limited partnership, a trust and any other form of legal entity.

Section 12.07. Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.08. Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by Broker or the Title Company.

Section 12.09. Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.10. Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Improvements are located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.11 Effectiveness. This Contract shall not be binding against Seller or Purchaser and shall have no legal effect whatsoever under any circumstances unless and until fully executed copies of this Contract (including bearing the signature of Broker and Title Company) are delivered to each of the Seller and Purchaser.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

PURCHASER:

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its general partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, managing member of general partner

		By:	/s/ Tracey Bracco
		Name:	Tracey Bracco
		Title:	Vice President

SELLER:

CALVERT MEDICAL OFFICE BUILDING LIMITED PARTNERSHIP, a Maryland limited partnership

By:	/s/ Anwar T. Munshi	(SEAL)
Anwar T. Munshi, MD
Title: General Partner

By:	/s/ Umed K. Shah	(SEAL)
Umed K. Shah, MD
Title: General Partner

By:	/s/ Atul Shah	(SEAL)
Atul Shah, MD
Title: General Partner

By:	/s/ Nayan R. Shan	(SEAL)
Nayan R. Shah, MD
Title: General Partner

By:	/s/ Adinath A Patil	(SEAL)
Adinath A Patil, MD
Title: General Partner

By:	/s/ Mahesh P. Shah	(SEAL)
Mahesh P. Shah, MD
Title: General Partner

By:	/s/ Vinod Shah	(SEAL)
Vinod Shah, MD
Title: General Partner

By:	/s/ Robert Schlager	(SEAL)
Robert Schlager, MD
Title: General Partner

By:	/s/ John Michael Brooks	(SEAL)
John Michael Brooks, MD
Title: General Partner

By:	/s/ Paul Griffith	(SEAL)
Paul Griffith, MD
Title: General Partner

By:	/s/ Bruce Beck	(SEAL)
Bruce Beck, MD
Title: General Partner

By:	/s/ Richard Cirillo	(SEAL)
Richard Cirillo, MD
Title: General Partner

By:	/s/ Jonathan J. Stalley	(SEAL)
Estate of Sheldon Goldberg Personal Representative
Title: General Partner

By:	/s/ Jospeph Tiralla	(SEAL)
Joseph Tiralla, MD
Title: General Partner

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and to acknowledge receipt of original counterparts of this Contract signed by Seller and Purchaser. The Title Company will promptly notify the parties upon its receipt of all or any part of the Ernest Money Deposit.

Date: June 26, 2013

FIRST AMERICAN TITLE INSURANCE COMPANY - NCS ORLANDO

By:	/s/ Susan VanderJagt
Name:	Susan VanderJagt
Title:	Sr. Commercial Closer

BROKER JOINDER

Broker joins herein in order to (a) acknowledge receipt of a fully executed copy of this Contract; and (b) evidence such Broker’s consent to the terms, limitations, restrictions and covenants set forth in Section 7.04 and Section 12.01, but not otherwise.

Date: June 26, 2013.

CAIN BROTHERS RE LLC

By:	/s/ J. Michael Davis
Name:	J. Michael Davis
Title:	Manager

LIST OF EXHIBITS

Exhibit A	–	Articles of Transfer and Certificate of Conveyance
Exhibit B	–	Deeds
Exhibit C	–	Bill of Sale
Exhibit D	–	Lease Assignment
Exhibit E	–	FIRPTA Affidavit
Exhibit F	–	Owner Affidavit and GAP Indemnity
Exhibit G	–	Tenant Letter
Exhibit H	–	Disclosure Schedule
Exhibit I	–	Tenant Estoppel Certificates

LIST OF SCHEDULES

Schedule 3.03	–	List of Certain Review Items
Schedule 9.01(e)	–	Rent Roll; Lease Defaults and Lease Improvement Issues
Schedule 9.01(g)	–	Service Contracts
Schedule 9.01(k)	–	Licenses and Permits

Exhibit A—Articles of Transfer and Certificate of Conveyance

[Intentionally Omitted]

Exhibit B—Confirmatory Deed of Assignment

and Assumption of Ground Lease

[Intentionally Omitted]

Exhibit C—Blanket Conveyance, Bill of Sale and Assignment

[Intentionally Omitted]

Exhibit D—Assignment and Assumption of Leases

[Intentionally Omitted]

Exhibit E—FIRPTA Affidavit

[Intentionally Omitted]

Exhibit F—Owner Affidavit and Gap Indemnity

[Intentionally Omitted]

Exhibit G—Tenant Notification Letter

[Intentionally Omitted]

Exhibit H—Disclosure Schedule

[Intentionally Omitted]

Exhibit I—Tenant Estoppel Certificates

[Intentionally Omitted]

Schedule 3.03

List of Certain Review Items

[Intentionally Omitted]

Schedule 9.01(e)

Rent Roll; Lease Defaults and Lease Improvement Issues

[Intentionally Omitted]

Schedule 9.01(g)

Service Contracts

[Intentionally Omitted]

Schedule 9.01(k)

Licenses and Permits

[Intentionally Omitted]